SERVICES AGREEMENT


     This Agreement is entered into as of February 1, 1999 among Neuberger Berman Management Inc., a New York corporation ("NBMI"), Oak Associates, L.P., a limited partnership ("Fund Party), and Oak Associates Funds, a registered investment company ("Fund Company"), on behalf of each series set forth on Schedule A as such Schedule may be revised from time to time by mutual agreement of the parties (each a "Fund" and collectively, the "Funds").


     WHEREAS, NBMI, together with its affiliates, is offering to its clients ("Clients") one or more investment advisory programs pursuant to which clients may purchase shares of the Fund(s) at net asset value without the imposition of initial or contingent deferred sales charges (the "Program");

     WHEREAS, Fund Party is sponsor, adviser, distributor and/or administrator of, and/or otherwise acts as a service provider to, the Funds;

     WHEREAS, NBMI (and its affiliates) shall perform certain record keeping, shareholder communication and other administrative services for Clients who invest in a Fund through the Program;

     WHEREAS, NBMI and Fund Company desire that the purchase and redemption of shares of the Funds be facilitated through one or more master accounts with each Fund, or its designated transfer agent, established in the name of NBMI (or an affiliate) on behalf of Clients; and

     WHEREAS, NBMI shall receive compensation from the Fund Party as specified herein for providing such services.

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.   TRANSACTIONS IN THE FUNDS

     Subject to the terms and conditions of this Agreement, Fund Company will cause each Fund to make its shares available to be purchased, exchanged or redeemed by NBMI, on behalf of its Clients, at the net asset value applicable to each order, as determined in accordance with each Fund's then-effective prospectus and statement of additional information, without the imposition of any initial or contingent deferred sales charge.

     NBMI (or an affiliate) will hold shares of each Fund on behalf of Clients in one or more omnibus accounts established with the Fund or its agent.

2.   SERVICES

A. NBMI (with the assistance of its affiliates) shall provide the following services:

     (i) NBMI shall provide adequate facilities and procedures to: (a) establish and maintain Fund investments on behalf of Clients within a consolidated account(s) on a transaction processing and record keeping system, and (b) access Clients' current Fund information, including without limitation, share balances, dividend information and transaction history.

     (ii) Receive Client instructions for the purchase, sale, exchange or redemption of Fund shares ("Instructions") and communicate the Instructions, as directed to the Fund Party, or the Fund or its transfer agent (the "Receiving Party"), for the purpose of enabling the Receiving Party to input and execute orders that correspond to the Instructions on the books of the Fund, in a time frame and manner as the parties shall, from time to time, agree.

     (iii) Maintain records for and on behalf of each Client reflecting Instructions and outstanding balances of Fund shares owned by the Client.

     (iv) Prepare and transmit to Clients confirmations of all transactions effected pursuant to Instructions.

     (v) Prepare and transmit to Clients periodic consolidated account statements.

     (vi) Provide Clients with copies of prospectuses, statements of additional information (as requested by Clients), proxy materials, and periodic and special shareholder reports, to the extent and in the manner required by applicable law.

     (vii) Provide Clients, at NBMI's sole discretion, with other materials relating to the Funds as may be provided to NBMI by Fund Company, but only if NBMI receives a reasonable amount of time to review such other materials.

     (viii) Assist with the solicitation of proxies from Clients, as requested by Fund Company.

     (ix) Provide each Fund or its transfer agent (or any other party designated by them) with information regarding the sales by state or jurisdiction of residence of Clients for purposes of the Fund's regulatory requirements.

     (x) Distribute to Clients all dividend, capital gain or other payments authorized by each Fund, with such distributions to be credited to Clients in accordance with instructions received by Clients.

     (xi) Respond to Client inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates.

     (xii) With respect to each Client's ownership of, or transactions with respect to, any Fund, prepare and file with the appropriate federal agencies information and reports regarding (a) dividends and other distributions, (b) amounts withheld on dividends and other distributions and payments and (c) gross proceeds of sale transactions.

     (xiii) Provide each Client with access to one or more NBMI investment consultants who will provide personal services and assistance with respect to the foregoing.

     (xiv) Provide other services relating to Client holdings and transactions in the Funds as the parties from time to time shall mutually agree.

B. Fund Company hereby appoints NBMI as agent for the limited purpose of receiving Instructions from Clients. Except in this regard, the parties hereby acknowledge that, in providing services under this Agreement, NBMI shall be acting only as an agent of its Clients and not as an agent of the Fund Party, Fund Company or any Fund.


C. On each business day, Fund Party will cause each Fund (or its agent) to execute purchase or sale orders received on Day One, as submitted by NBMI, at the net asset value determined as of the close of trading in the Fund's shares (as specified in the Fund's then effective prospectus and statement of additional information) on Day One provided that: (i) NBMI receives the order from each Client prior to the time the net asset value of that Fund is determined on Day One; (ii) such orders were received by the Fund or agent thereof by 10:00 a.m. Eastern time on Day Two; and (iii) payment for net purchase orders is received by the Fund or agent thereof by 4:00 p.m. Eastern time on Day Two.


D. Payment for Fund shares purchased on behalf of Clients shall be made in accordance with FUND/SERV procedures unless the parties mutually agree otherwise.

E. NBMI may delegate some or all of its duties under this Agreement to such other parties that, in NBMI's sole discretion, NBMI deems competent to assume such duties. NBMI shall be responsible and liable, however, for the acts and conduct of any such delegee to the same extent as if the acts and conduct had been performed directly by NBMI.

3.   FEES

A. For the provision of services under this Agreement, NBMI shall receive a fee at an annual rate equal to 0.25% of the average daily net asset value of all Client assets invested in the

     Funds (the "Fees"). The Fees shall be paid quarterly in arrears. NBMI shall compute and accrue the Fees for each calendar quarter, which shall be the product of (i) the average daily net asset value of Client assets invested in the Funds during the quarter; (ii) the number of days in the quarter during which this Agreement is in effect; and (iii) the quotient of 0.0025 divided by 365. Quarterly fees will be payable within thirty (30) days of the end of each quarter upon receipt of an invoice from NBMI. For purposes of calculating the Fees due under this Agreement, the value of Client assets invested in each Fund shall be determined in accordance with the then effective prospectus and statement of additional information of the Fund. NBMI acknowledges that each Fund may pay some or all of the Fees owed to NBMI and that such Fees may derive from a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended. Fund Party agrees, however, that it shall ultimately be responsible to NBMI for the payment of Fees under this Agreement. In connection with the payment of fees, NBMI agrees to provide such reasonable information to Fund Party or each Fund, such as the number of Client accounts underlying NBMI's account in each Fund, as Fund Party shall request.

B. Nothing in this Agreement shall preclude NBMI from crediting to a Client all or a portion of the amounts it receives under this Agreement for purposes of reducing the fees payable by the Client to NBMI in connection with the Program.

4.   RECORDS AND REPORTING

     NBMI will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. To the extent necessary to comply with Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rules 31a-1, 31a-2 and 31a-3 thereunder, NBMI agrees that the records maintained and preserved by it (or an affiliate) under this Agreement (other than the names and addresses of Clients or any part of a record that contains the names and addresses of Clients) are the property of the Fund, provided that NBMI may maintain a duplicate set of records. Upon request of Fund Company or Fund (or the Fund's transfer agent), NBMI will provide copies of historical records relating to Instructions involving the Fund; written communications regarding the Fund to or from Clients; and other materials relating to the provision of services by NBMI under this Agreement, except the name or address of any Client. NBMI (or an affiliate) will comply with reasonable requests for such information and documents made by Fund Company, the board of a Fund, or any governmental body or self-regulatory organization.

5.   PRICING ERRORS

A. Fund Company agrees to notify NBMI promptly in writing in the event any adjustment is required to correct any material error in the computation of the price of a Fund's shares.

B. If Clients have received amounts in excess of the amounts to which they are entitled, NBMI, when requested by Fund Company or a Fund, will make a good faith attempt to collect the excess amount from its Clients. In no event, however, shall NBMI be liable to Fund Company or any Fund for any such amount.

C. If adjustment is necessary to correct an error that has caused Clients to receive less than the amounts to which they are entitled, Fund Company shall cause the Fund to make all necessary adjustments to the number of shares owned by NBMI (or an affiliate) on behalf of its Clients and distribute to NBMI any and all amounts of the underpayment. NBMI will credit the appropriate amount of this payment to each applicable Client.

D. For purposes of making adjustments, including the collection of overpayments, NBMI and Fund Company agree that Clients shall receive the same treatment as shareholders holding shares directly with the Fund.

E. Fund Party agrees to indemnify, defend and protect NBMI and each affiliate, and each director, officer, employee and agent thereof, and hold NBMI and each affiliate, and each director, officer, employee and agent thereof, harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees and expenses of any nature it or they incur (including any additional costs and expenses related to the price correction, such as research costs, expenses related to developing computer software specifically for the price correction, processing overtime and notices to Clients) to which NBMI or an affiliate may become subject insofar as any such claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees and expenses of any nature arise out of or are based on any material error made in the pricing of shares of a Fund. Fund Party shall pay any such amounts promptly upon receipt of a statement setting forth the costs of correcting the price error and the expenses related thereto. In determining materiality for purposes of this provision, the parties agree to follow the then prevailing pricing error guidelines as set forth by the Securities and Exchange Commission and its staff. NBMI shall use its reasonable best efforts to use the least costly method to correct pricing errors.

6.   REPRESENTATIONS; WARRANTIES; AND COVENANTS

A. NBMI represents that (i) it is duly registered as an investment adviser and a broker-dealer, it is qualified to conduct business as an investment adviser and a broker-dealer in the jurisdictions in which it transacts business and is a member in good standing of the National Association of Securities Dealers, Inc.; (ii) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of NBMI, enforceable in accordance with its terms; (iii) the activities of NBMI contemplated by, and the transactions of NBMI contemplated under, this Agreement shall comply in all material respects with all provisions of federal securities laws and state securities laws applicable to such activities and transactions; (iv) NBMI has obtained such registrations and qualifications as are necessary to permit it to perform its obligations under this Agreement; (v) the arrangements provided for in this Agreement will be disclosed to Clients; and (vi) all

     Fund shares in any program are and will be owned beneficially by Clients and no Fund shares in any Program are or will be owned by NBMI (or an affiliate).

B. Fund Party represents that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Fund Party, enforceable in accordance with its terms; (ii) shares of each Fund are registered and authorized for sale in accordance with all applicable federal and state securities laws; (iii) each Fund has filed a currently effective registration statement relating to its shares on Form N-lA; (iv) the registration statement, including the prospectus and statement of additional information, of each Fund complies in all material respects with applicable federal and state securities laws; (v) all advertising, marketing and other materials provided by Fund Company or any Fund to NBMI comply in all material respects with applicable federal and state securities laws; and (vi) the payment of any fees to NBMI under this Agreement is properly disclosed in each Fund prospectus or statement of additional information, to the extent disclosure may be required, and such payment is in material conformity with all federal, state and industry laws or regulations to which Fund Party or each Fund is subject.

C. Fund Company represents and warrants that this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Fund Company, enforceable in accordance with its terms.

D. Fund Party agrees that, for as long as this Agreement remains in effect, it shall use its best efforts to cause shares of the Funds to continue to be registered and authorized for sale in accordance with all applicable federal and state securities laws and shall notify NBMI promptly, in writing, in the event any Fund's shares cease to be so registered or authorized for sale.

E. NBMI shall be entitled to treat each Fund as qualified for sale in all U.S. jurisdictions unless it receives written notice to the contrary.

F. NBMI agrees that it will not make any representations about a Fund except to the extent such representation (i) is included in the Fund's current prospectus or statement of additional information, as amended or supplemented from time to time, or sales literature; (ii) is consistent with information contained in such materials; or (iii) is otherwise authorized by Fund Party, Fund Company or a Fund.

G. Each party represents and warrants that it has taken, or will take, commercially reasonable measures, to the extent necessary, to adjust its computer systems so that its operations and the services provided under this Agreement will not be materially affected upon January 1, 2000.

7.   USE OF NAMES

A. Fund Company hereby authorizes NBMI to use the names and other identifying marks of Fund Company and each Fund in connection with marketing the Program or providing services under this Agreement. Fund Company or any Fund may withdraw this authorization as to any particular use of any such name or identifying marks at any time (i) upon Fund Company's or the Fund's reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Fund Company or such Fund; (ii) if Fund Company or the Fund reasonably determines that materials using such names or identifying marks are inaccurate or misleading; or (iii) if NBMI no longer is providing services to Clients as described in this Agreement.

B. Except as otherwise expressly provided for in this Agreement, neither Fund Party, Fund Company nor any Fund shall use any trademark, trade name, service mark or logo of NBMI, or its affiliates, without NBMI's prior written consent.

C. Upon request, NBMI shall provide Fund Company with copies of all sales literature or other marketing materials that refer to Fund Company or any Fund. To the extent that Fund Company requests to review, or NBMI requests that Fund Company review, any sales literature or other marketing materials prior to their use, Fund Company shall provide NBMI with comments, if any, no later than three business days after receipt of such materials. If NBMI does not receive comments from Fund Company within this time frame, then NBMI may assume that Fund Company has no comments.

8.   NO SOLICITATION


Fund Party and Fund Company each agree, at all times during the term of this Agreement, that it shall not, nor shall it cause any Fund, knowingly to solicit, directly or indirectly, any Client to invest in any Fund or in any other investment company for which Fund Party acts as a sponsor, adviser, administrator, distributor or other service provider ("Company Fund"), provided that this prohibition shall not apply to the solicitation of any Client that was an investor in a Fund or in any Company Fund prior to the time it became a participant in the Program. The provisions of this Section 8 shall survive termination of this Agreement.


9.   CONFIDENTIALITY

A. At all times during the term of this Agreement, Fund Party and Fund Company each agree, and Fund Company shall cause each Fund, to maintain the confidentiality of, and not disclose to any person or otherwise make use of the names and addresses of, or other information relating to, Clients ("Client Information"), except as expressly permitted under this Agreement, as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement or as may be required by law or judicial process. Notwithstanding the foregoing, (i) a Fund may use Client Information for purposes of distributing Fund Materials to Client shareholders of the Fund if NBMI is not making such distributions pursuant to Section 2A of this Agreement and (ii) Fund Party, Fund Company and the Funds shall not be prohibited from utilizing for any purpose Client Information if such information is obtained in any lawful manner other than pursuant to this Agreement or the transactions contemplated hereby.

B. Each party acknowledges and agrees that any and all technical or business information, including without limitation financial information, business or marketing strategies or plans or product development, but excluding Client Information, which is covered by Paragraph A of this Section 9, which is disclosed to another party or is otherwise obtained by such party or its affiliates or agents during the term of this Agreement (the "Proprietary Information") constitutes the valuable property of another party. Each party agrees that, should it come into possession of Proprietary Information, it will use its best efforts to hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (ii) with the written consent of the other parties; or
     (iii) as required by law or judicial process. Proprietary Information shall not include information a party to this Agreement can clearly establish was
     (i) known to the party prior to this Agreement; (ii) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to any other party to this Agreement; (iii) placed in the public domain without fault of the party or its affiliates; or (iv) independently developed by the party without reference or reliance upon Proprietary Information. The provisions of this
     Section 9 shall survive termination of this Agreement.

C. The parties acknowledge that any breach of this Section 9 would result in immediate and irreparable harm to each non-breaching party and agree that, in the event of such a breach, each non-breaching party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate. This provision shall in no way affect any other right that may be available under law to a non-breaching party.

10.  PROVISION OF MATERIALS

Fund Company shall furnish to NBMI (or to its designated agent), or arrange for each Fund to furnish, at its or their expense, copies of the current prospectus and statement of additional information of each Fund (including any supplements and amendments thereto), proxy materials, periodic reports to Fund shareholders and marketing and other materials relating to the Funds in such quantities as NBMI reasonably requests. Fund Company shall pay, or shall cause each Fund to pay, the reasonable expenses incurred by NBMI (or its designated mailing agent) in connection with delivering any of these materials to Clients who are existing Fund shareholders or to Clients who have purchased shares of a Fund.

11.  LIABILITY AND INDEMNIFICATION

A. Fund Party and Fund Company each acknowledge and agree that NBMI is not responsible for (i) any information contained in any prospectus, statement of additional information, registration statement, annual report, proxy statement, or item of advertising or marketing material of or relating to any Fund (except for advertising or marketing materials prepared by NBMI); (ii) the registration or qualification of any shares of any Fund under any federal or applicable state laws; or (iii) the compliance or failure to comply by any "Company Party" (as defined below) with any applicable federal or state law or rule, or regulation of any self-regulatory organization with jurisdiction over any Company Party, except to the extent that the failure to so comply is caused by NBMI's failure to comply with any of the foregoing laws, rules or regulations or NBMI's breach of this Agreement. "Company Party" shall include the Fund Party and affiliates thereof, Fund Company, the Funds, and each of their officers, directors, trustees, employees and agents, and each Fund's adviser or distributor to the extent each entity is not the Fund Party.

B. NBMI acknowledges and agrees that neither Fund Party, Fund Company nor any Fund is responsible for (i) any information contained in any advertising or marketing materials prepared by NBMI (except for information provided by Fund Company or a Fund for this purpose); (ii) the compliance or failure to comply by NBMI or any of its agents with any applicable law, rule or regulation governing NBMI or such agents, except to the extent that NBMI's or such agent's failure to comply with any such law, rule or regulation is caused by the failure of a Company Party to comply with any applicable law, rule or regulation or its breach of this Agreement.

C. Fund Party shall indemnify, defend and protect NBMI and each affiliate, director, officer, employee and agent of NBMI and shall hold NBMI and each affiliate, director, officer, employee and agent harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees and expenses of any nature it or they incur ("Losses") arising out of or from, with respect to each Fund: (i) any material misstatement or misrepresentation contained in any Fund Party generated sales or other material relating to the Funds that Company Parties provide to NBMI or any other material statements or representations, written or oral, concerning the Funds that Company Parties make to NBMI; (ii) any material misstatement in or omission of a material fact from a Fund's current prospectus, statement of additional information, registration statement, shareholder report or proxy materials or any advertising or marketing material generated by any Company Party; (iii) any failure of any Fund or its shares to be properly registered (or qualified for sale) and available for sale to the public under any applicable federal law or regulation or the applicable laws and regulations of any state or territory where Fund Company has represented that the shares of a Fund are so registered or qualified for sale; (iv) any material breach by any Company Party of any representation, warranty, covenant or agreement contained in this Agreement; and (v) the actions of any Company Party relating to the processing of purchase, exchange or redemption orders and the servicing of shareholder accounts to the extent such actions constitute willful misfeasance, bad faith or gross negligence by a Company Party.

D. NBMI shall indemnify, defend and protect each Company Party, and hold them harmless from and against any and all Losses arising out of or from, with respect to each Fund: (i) any material misstatements or misrepresentations or omissions of material facts that NBMI or its employees make concerning the Fund that are inconsistent with either the Fund's current prospectus, statement of additional information, shareholder reports, proxy materials or any other material Company Party has provided in writing to NBMI; (ii) any sale of shares of the Fund where the Fund or its shares were not properly registered or qualified for sale in any state or territory, when Fund Party has informed NBMI, in writing, that the Fund and its shares were not properly registered and so qualified; (iii) any material breach by NBMI of any representation, warranty, covenant or agreement contained in this Agreement; (iv) any of NBMI's actions in connection with its performance of the services described in Section 2 of this Agreement to the extent such actions constitute willful misfeasance, bad faith or gross negligence by NBMI or its officers, directors, employees or agents.


E. The provisions of this Section 11 shall survive termination of this Agreement.


12.  TERM OF AGREEMENT

A. This Agreement shall become effective on the date first set forth above and shall continue in effect until terminated as provided herein. This Agreement may be terminated by any party hereto at any time upon at least sixty days written notice. Notwithstanding the foregoing, this Agreement is terminable (i) upon less than sixty days notice if required by applicable law, rule, regulation, order or instruction of a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party and (ii) by any party at any time by providing thirty days written notice to the other parties in the event of a material breach of this Agreement that is not cured during such thirty day period.

B. After the date of termination of this Agreement (the "Termination Date"), the Fees described in Section 3 shall continue to be due with respect to any shares of the Funds that were purchased by Clients pursuant to the Program on or prior to the Termination Date for as long as such shares are held through an account at NBMI and NBMI continues to provide the services described in Section 2 (other than those relating to the purchase of additional Fund shares). NBMI agrees that, in the event of termination of this Agreement as provided in this Section 12, it shall provide the Fund Party with such reports and certificates as the Fund Party may reasonably request as necessary to determine that the continued payment of the Fees has been calculated in accordance with this Agreement. The provisions of this Section, and any other relevant provisions of this Agreement, shall survive termination of this Agreement to the extent necessary for each party to perform its obligations with respect to shares of a Fund for which a Fee continues to be due subsequent to the Termination Date.

C. Upon being presented with an invoice, Fund Party shall reimburse NBMI, within 30 days of presenting an invoice, for any reasonable expenses NBMI incurs in effecting any termination of this Agreement, including delivery to any Fund or Fund Party of any records, instruments or documents requested by Fund Party if such termination is by

     Fund Party or occurs as a result of the termination of Fund Party's relationship with the Funds.

13.  NOTICES

All notices and other communications hereunder shall be given or made in writing and shall be made by any reasonable means to the party or parties to whom directed to the addresses listed below (or such other address as may be designated in writing by one party to all other parties):

Fund Party:

Oak Associates, L.P.
3875 Embassy Parkway, Suite 250
Akron, OH 44333
Attn: William White

Fund Company:

Oak Associates Funds
c/o SEI Investments
1 Freedom Valley Drive
Oaks, PA 19456
Attn: Legal Department

NBMI:

Neuberger Berman Management Inc.
605 Third Avenue
New York, New York 10158-0180
Attention: Ellen Metzger, General Counsel
Telephone: (212) 476-8817
Facsimile Number: (212) 476-8946

Any notice provided under this Agreement shall have been deemed to be delivered only upon receipt.

14.  NON-EXCLUSIVITY

Each party to this Agreement acknowledges that the other parties hereto may enter into similar arrangements with third parties.

15.  MISCELLANEOUS

A. This Agreement represents the entire agreement between the parties regarding the matters described herein and may not be modified or amended except by written instrument executed by all parties. This Agreement may not be assigned without the prior written consent of the other parties except that NBMI may assign the Agreement to any affiliate with notice to but without the consent of the other parties. The sale of shares of NBMI, or any company controlling NBMI, to the public shall not be deemed an assignment for this purpose.

B. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, or decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

C. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing such counterpart.

D. No party shall be liable to any other party for any damage, claim or other loss caused by circumstances or events, such as fire or weather, that are beyond its reasonable control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

NEUBERGER BERMAN MANAGEMENT INC.


By: /s/ David Sullivan
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------


OAK ASSOCIATES, L.P.


By: /s/ William White
   ----------------------------------
Name:   William White
     --------------------------------
Title:  Product Manager
      -------------------------------


OAK ASSOCIATES FUNDS


By: /s/ Joseph O'Donnell
   ----------------------------------
Name:  Joseph O'Donnell
     --------------------------------
Title: Vice President
      -------------------------------

                                   SCHEDULE A



                       Pin Oak Aggressive Stock Portfolio
                       Red Oak Technology Select Portfolio
                        White Oak Growth Stock Portfolio

                                   SCHEDULE B

                              OPERATING PROCEDURES

A. If a Fund does not execute and settle ("process") orders for the purchase (including reinvestment of dividends and distributions), redemption, exchange and transfer of its shares ("Orders") through the NSCC FUND/SERV system, the Fund will use its reasonable best efforts to provide NBMI (or its designee), by 6:30 p.m. Eastern time on each business day, with the Fund's closing net asset value for that day.

B. Any Fund that processes Orders through NSCC will use its reasonable best efforts to execute (and thereby transmit the information to NSCC) by 7:00 p.m., Eastern time, on each business day all Orders that correspond to Instructions received by NBMI before the close of The New York Stock Exchange on such day and transmitted by NBMI (or its designee) to NSCC by 6:00 p.m., Eastern time, on that day. If a Fund normally processes Orders through NSCC, but is unable to meet the 7:00 p.m., Eastern time, deadline on any business day, it will use its best efforts to provide NBMI, by 6:30 p.m., Eastern time of that day, with the Fund's closing net asset value for that day.

C. To the extent NBMI (or an affiliate) holds shares of a Fund in nominee name on behalf of its Clients in a master account established with the Fund, the Fund will provide NBMI with a daily report setting forth all activity occurring in the master account during each day.


D. In the event a Fund that does not process Orders through NSCC pays on any day ("Issue Date") a dividend to a master account maintained by NBMI (or an affiliate) with the Fund, and NBMI notifies the Fund by 11:00 a.m. Eastern time on the day immediately succeeding the Issue Date that it wishes to reinvest the dividend, the Fund shall reinvest the dividend as of the Issue Date and at the net asset value of Fund shares at the close of business on the Issue Date, with no loss to NBMI in connection with the transaction.


E. On a daily basis, each Fund will provide NBMI with a report of any Orders that correspond to Instructions that have been executed by the Fund but have not settled within the applicable time frames as set forth in this Schedule B.

F. On a daily basis, each Fund will notify NBMI if the number of Fund shares to be redeemed, whether from a master account or from an account established with the Fund in the name of a Client, exceeds the aggregate number of shares held in such accounts. No Fund will reject a redemption Instruction for this reason without contacting NBMI.

G. Each Fund will provide NBMI with a list of names, titles and telephone and facsimile numbers of the personnel designated and authorized to receive Instructions from NBMI and communicate with NBMI regarding corresponding Orders and related matters.

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H.   No Fund will make any changes to the CUSIP number of its shares without giving NBMI reasonable prior notice of the proposed change.

I. Each Fund will accept facsimile Instructions from NBMI. NBMI will not provide the Fund with a hard copy of these Instructions.

J. For purposes of this Schedule B, the obligations of the Funds as set forth in this Agreement shall be deemed to be obligations of Fund Party, the Funds' transfer agent and any other agent or employee acting on behalf of the Funds or any individual Fund.

K. With respect to transactions processed through the NSCC, the parties agree to comply with the rules and procedures of the NSCC, except to the extent the parties have agreed otherwise.

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